Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-31047, File No. 33-50276, File No. 333-12985, File No. 333-63487, File No. 333-88177, File No. 333-120132, File No. 333-115423, File No. 33-64647, File No. 333-66562, File No. 33-57268) of Tredegar Corporation of our report dated February 13, 2013, relating to the financial statements of Intelliject, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, which is included as an exhibit in the Form 10-K of Tredegar Corporation for the year ended December 31 2012.

/s/ Dixon Hughes Goodman LLP

Richmond, Virginia

February 28, 2013